Exhibit 99.1

          JAKKS Pacific Reports Second Quarter 2003 Financial Results

     MALIBU, Calif.--(BUSINESS WIRE)--July 22, 2003--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, leisure products, crafts and writing instruments today announced results for the three and six-month periods ended June 30, 2003.
     Second quarter net sales were $73.3 million, compared to $79.0 million in the comparable period last year. Excluding one-time charges, net income for the period was $5.3 million, or $0.21 per diluted share, compared to $8.9 million, or $0.41 per diluted share, for the second quarter of last year. Including one-time charges, net income was $3.2 million, or $0.13 per diluted share in 2003, compared to $7.8 million, or $0.36 per diluted share, for the same period last year. The Company recognized pre-tax charges of $2.7 million in 2003 and $1.5 million in 2002 relating to the voluntary recalls of one of its products. The Company had 24.7 million diluted shares outstanding in the second quarter of 2003, 12.4% more than the 22.0 million diluted shares outstanding in the second quarter of 2002.
     The Company's net sales for the six months ended June 30, 2003 were $141.0 million compared to $138.9 million during the same period in 2002. Excluding one-time charges, net income during the period was $11.2 million, or $0.45 per diluted share, compared to $15.9 million, or $0.76 per diluted share, for the comparable period last year. Including the restructuring charges of $6.6 million taken in the first quarter of 2002 and the one-time second quarter charges for the aforementioned product recalls, net income for the first six months of 2003 was $9.2 million, or $0.37 per diluted share, compared to $10.0 million, or $0.47 per diluted share, for the same period in 2002.
     "The second quarter was a challenging one for JAKKS Pacific, as well as for many of our peers," said Jack Friedman, Chairman and Chief Executive Officer. "As a result of general economic conditions and unusually poor weather, particularly in the Northeast section of the United States, cutbacks in orders from some of our customers in late June had an adverse effect on our performance for the quarter as a whole. This included sales of seasonal products, including kites from our Go Fly a Kite line and water products from our Funnoodle and Trendmaster/Storm brands. In addition, due to strict labor constraints in factories throughout China as a result of the SARS epidemic, production continued but was somewhat slowed during the second quarter, causing a delay in the initial shipping of our NASCAR(R) line, as well as a key SpongeBob SquarePants item, which we had expected to ship in June. As a result, we first began to ship these items during the third quarter.
     "While we believe 2003 will be another profitable year for JAKKS Pacific, we have adjusted our expectations due to the continued challenging economic environment. We now expect full year sales for 2003 to be at least $310 million and diluted earnings per share, excluding one-time charges, to be in the range of $1.30 to $1.35," Friedman concluded.
     Stephen Berman, President and Chief Operating Officer, stated, "We are encouraged by interest from our retailer partners for the upcoming holiday selling season, and are pleased that a number of key items have emerged as drivers, including our NASCAR line of action figures and vehicles, our Dragon Ball, Yu Yu Hakusho(R) and World Wrestling Entertainment product lines, as well as our TV Games line, Swap N' Bop SpongeBob SquarePants, and rolling activity cases for Disney, Dora the Explorer and Hello Kitty, to name a few," stated Mr. Berman, "We are also looking for continued growth from our candy line of flavored tongue strips, Tongue Tape(TM), as we capitalize on new licensing programs for this product and introduce multiple line extensions, including a line of children's vitamins."
     Mr. Berman concluded, "Because of our continued strong operating cash flow and the successful placement of $98 million in convertible senior notes, we believe our financial position is very solid with $220.9 million of working capital, including cash of $144.4 million. Given the strength of our balance sheet, we believe we are well positioned to take advantage of acquisition opportunities and continue to grow our business through internal and external developments that will further diversify our product offerings to our existing and new retail accounts."
     Anyone interested will be able to listen to the teleconference, scheduled to begin at 5:00 p.m. EDT (2:00 p.m. PDT) on July 22, via the Internet at www.jakkspacific.com or www.CompanyBoardroom.com. These websites will host an archive of the teleconference for 30 days.
     A telephonic playback will be available from 7:00 p.m. EDT on July 22nd through 12:00 a.m. EDT on July 29th. Calling 800-642-1687 or 706-645-9291 for
international callers, password "1745410," can access the playback.
     JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Storm(R), Colorworkshop(R) and Blopen(R). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets


                                             June 30,    December 31,
                                               2003          2002
                                ASSETS

Current assets:
   Cash and cash equivalents               $144,414,492   $68,412,826
   Marketable Securities                        219,733             -
   Accounts receivable, net                  72,814,416    56,195,578
   Inventory, net                            37,986,869    38,009,747
   Notes receivable - officers                        -     1,113,000
   Prepaid expenses and other current
    assets                                   10,575,298     8,616,160
   Deferred income taxes                      4,445,658     4,445,658
        Total current assets                270,456,466   176,792,969

Property and equipment                       41,874,023    39,465,148
Less accumulated depreciation and
 amortization                                28,897,810    24,639,593
   Property and equipment, net               12,976,213    14,825,555

Goodwill, net                               205,042,344   189,335,933
Trademarks & other assets, net               23,238,149    19,736,847
Investment in joint venture                   2,738,281     8,118,645

        Total assets                       $514,451,453  $408,809,949


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses    $43,380,521   $41,967,851
   Current portion of long term debt              8,608        17,805
   Income taxes payable                       6,138,185     5,624,532
        Total current liabilities            49,527,314    47,610,188

Long term debt, net of current portion       98,060,126        59,683
Deferred income taxes                           562,948       562,948
                                             98,623,074       622,631
        Total liabilities                   148,150,388    48,232,819

Stockholders' equity:
   Common stock, $.001 par value                 24,587        24,473
   Additional paid-in capital               240,878,034   240,101,458
   Treasury Stock, at cost - 412,000 and
    nil shares, respectively                 (4,220,773)            -
   Retained earnings                        129,619,217   120,451,199
                                            366,301,065   360,577,130
        Total liabilities and stockholders'
         equity                            $514,451,453  $408,809,949




                 JAKKS Pacific, Inc. and Subsidiaries
              Second Quarter Earnings Announcement, 2003
            Condensed Statements of Operations (Unaudited)


                    Three Months Ended          Six Months Ended
                         June  30,                   June 30,
                     2003         2002          2003          2002


Net sales        $73,290,206  $78,991,479  $141,049,651  $138,886,969
Less cost of
 sales
 Cost of goods    39,161,677   37,970,980    75,219,415    66,091,975
 Royalty expense   4,495,342    4,071,988     7,210,315     7,408,319
 Amortization of
  tools and molds  1,727,328    1,756,908     3,271,598     3,725,221
 Cost of sales    45,384,347   43,799,876    85,701,328    77,225,515
    Gross profit  27,905,859   35,191,603    55,348,323    61,661,454
Direct selling
 expenses         10,500,951   12,051,915    18,004,692    20,136,756
Selling, general
 and
 administrative
 expenses         10,196,481   11,166,321    22,030,453    21,052,150
Acquisition shut-
 down and recall
 costs             2,700,000    1,500,000     2,700,000     8,121,497
Depreciation and
 amortization        443,641      560,959     1,044,819     1,019,210
    Income from
     operations    4,064,786    9,912,408    11,568,359    11,331,841
Other (income)
 expense:
 Profit from
  Joint Venture     (190,825)    (672,170)     (366,481)   (1,968,865)
 Interest, net        34,022     (264,346)     (128,341)     (532,941)
 Other                     -            -             -             -
Income before
 provision for
 income taxes
 and minority
  interest         4,221,589   10,848,924    12,063,181    13,833,647
Provision for
 income taxes      1,013,181    2,929,210     2,895,163     3,735,085
Income before
 minority
 interest          3,208,408    7,919,714     9,168,018    10,098,562
Minority interest          -       87,915             -       110,662
Net income        $3,208,408   $7,831,799    $9,168,018    $9,987,900
 Earnings per
  share - diluted      $0.13        $0.36         $0.37         $0.47
 Shares used in
  earnings per
  share - diluted 24,683,412   21,953,168    24,788,514    21,080,870

    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
             or
             Integrated Corporate Relations
             John F. Mills, 562-256-7051